EXHIBIT 5.1


                                  April 15, 2002

WIEN GROUP, INC.
525 Washington Boulevard
Jersey City, New Jersey 017210

Re:      WEIN GROUP, INC. (the "Company")
         Registration on Form SB-2

Gentlemen:

My opinion has been requested in connection with this registration of (i) up to 3,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), of the Company which are offered by the Company on a best efforts basis. The Common Stock is being registered in the registration statement on Form SB-2 to which this opinion appended as an exhibit (the "Registration Statement").

I have examined such corporate records an other documents and made such examination of law as we have deemed relevant. Based on and subject to the above, it is my opinion that:

         1. The Common Stock being offered and sold by the Company pursuant to the Registration Statement has been duly authorized and, when issued and sold by the Company in the manner prescribed by the Registration Statement, will be legally issued, fully paid and non-assessable.

I am a member of the Bar of the State of California and I do not express any opinion herein concerning any law other than the law of the State of California , the corporate law of the State of Delaware and the federal law of the United States.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement to the use of our name under the heading "Legal Matters" in the Registration Statement.


                                            Sincerely,


                                            /s/ L. Stephen Albright
                                            ------------------------------------
                                            L. STEPHEN ALBRIGHT, ATTORNEY AT LAW